INSTRUCTIONS AS TO USE OF ACORN ENERGY, INC.
RIGHTS CERTIFICATES

The following instructions relate to a rights offering (the “Rights Offering”) by Acorn Energy, Inc., a Delaware corporation (the “Company”), to the holders of record of shares of its common stock, par value $0.01 per share (“Common Stock”) and to holders of certain outstanding warrants to purchase shares of Common Stock (“Warrants”), as described in the Company’s Prospectus dated June [__], 2019 (the “Prospectus”). Holders of record of shares of Common Stock as of 5:00 p.m., New York City time, on June 3, 2019 (the “Record Date”) are receiving, at no charge, non-transferable subscription rights (the “Rights”) to subscribe for and purchase up to 9,975,553 shares of the Company’s Common Stock at a subscription price of $0.24 per share (the “Subscription Price”). American Stock Transfer and Trust Company, LLC is acting as subscription agent for the Rights Offering (the “Subscription Agent”).

Each holder will receive one Right for each share of Common Stock owned of record as of 5:00 p.m., New York City time, on the Record Date. The Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on June 24, 2019 (the “Expiration Date”), unless the Company extends such Expiration Date. Each Right entitles the holder thereof, at the election of such holder, to subscribe for 0.312 shares of Common Stock at the Subscription Price.

The Company will not issue fractional shares in the Rights Offering. Fractional shares resulting from the exercise of the Subscription Right will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that we offer no more than 9,975,553 shares of Common Stock in the Rights Offering.

The Rights will be evidenced by non-transferable Rights certificates (“Rights Certificates”). The number of Rights to which you are entitled is printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate section on the back of your Rights Certificate and returning the Rights Certificate with your payment to the Subscription Agent in the envelope provided, or, if you are a beneficial owner of Common Stock, by instructing your broker, custodian bank or other nominee to do so on your behalf. See “Method of Subscription – Exercise of Rights.”

YOUR RIGHTS CERTIFICATE MUST BE RECEIVED BY THE SUBSCRIPTION AGENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. PAYMENT OF THE SUBSCRIPTION PRICE FOR ALL RIGHTS EXERCISED, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. RIGHTS NOT VALIDLY EXERCISED PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE WILL EXPIRE. IN CASE YOU HOLD RIGHTS THROUGH A BROKER, CUSTODIAN BANK OR OTHER NOMINEE, YOU SHOULD VERIFY THE DEADLINE FOR DELIVERING YOUR INSTRUCTION WITH YOUR BROKER, CUSTODIAN BANK OR OTHER NOMINEE.

1. Method of Subscription — Exercise of Rights

Your Rights are evidenced by a non-transferable Rights Certificate, which will either be a physical certificate issued through the facilities of the Subscription Agent. The Rights Certificates will be delivered to record holders or, if a shareholder’s Common Stock is registered in the name of a broker, custodian bank or other nominee, on his, her or its behalf, to such broker, custodian bank or other nominee.

The Rights may be exercised by registered holders of Common Stock or Warrants by completing and signing the Rights Certificate and delivering the completed and duly executed Rights Certificate, together with the full subscription payment, to the Subscription Agent at the address set forth below. Completed Rights Certificates and related payments, including final clearance of any uncertified checks, must be received by the Subscription Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

If you are a beneficial owner of shares of Common Stock that are registered in the name of a broker, custodian bank or other nominee and you wish to exercise your Rights, you should instruct your broker, custodian bank or other nominee to exercise your Rights on your behalf by delivering all documents and payment on your behalf prior to 5:00 p.m., New York City time, on the Expiration Date. This means that you should give such instructions to your broker, custodian bank or other nominee sufficiently in advance of the Expiration Date to enable your broker, custodian bank or other nominee to exercise your Rights on your behalf before the Expiration Date. The Company will ask your record holder to notify you of the Rights Offering. You should complete and return to your record holder the appropriate subscription documentation you receive from your record holder. Your Rights will not be considered exercised unless the Subscription Agent receives from your broker, custodian bank or other nominee all of the required documents and your full subscription payment prior to 5:00 p.m., New York City time, on the Expiration Date. Brokers, custodian banks or other nominee holders of Rights will be required to certify to the Subscription Agent, before any Right may be exercised with respect to any particular beneficial owner, as to the aggregate number of shares of Common Stock subscribed for pursuant to the Right by such beneficial owner.

Nominees, such as brokers, dealers, custodian banks or other nominees, who hold shares of Common Stock for the account of others, should notify the respective beneficial owners as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the nominee should exercise the Rights on behalf of the beneficial owner and deliver all documents and payment prior to 5:00 p.m., New York City time, on the Expiration Date. Whether you are a record holder or hold through a broker, custodian bank or other nominee, the Company will not be obligated to honor your exercise of Rights if the Subscription Agent receives the documents relating to your exercise from you or from your nominee, as applicable, after the expiration of the Rights Offering, regardless of when you transmitted the documents.

The Company and the Subscription Agent will accept only properly completed and duly executed Rights Certificates actually received at the applicable address listed below, prior to 5:00 p.m., New York City time, on the Expiration Date.

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The Rights Certificate and payment of the Subscription Price must be delivered to the Subscription Agent by one or more of the following methods:

If delivering by regular mail:	If delivering by hand, express mail, courier or other expedited service:

American Stock Transfer & Trust Company, LLC Operations Center P.O. Box 2042 New York, NY 10272-3042	American Stock Transfer & Trust Company, LLC Operations Center 6201 15th Avenue Brooklyn, NY 11219

DELIVERY TO AN ADDRESS OTHER THAN THAT PROVIDED ABOVE DOES NOT CONSTITUTE VALID DELIVERY AND, ACCORDINGLY, MAY BE REJECTED BY THE COMPANY. PLEASE DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY.

If you do not indicate the number of Rights being exercised, or do not forward full payment of the Subscription Price, then you will be deemed to have exercised your Rights with respect to the maximum number of whole Rights that may be exercised with the aggregate Subscription Price you delivered to the Subscription Agent.

2. Payment Method

Your payment of the Subscription Price must be made in U.S. dollars for the full number of shares of Common Stock you wish to acquire under the Rights by one of the following methods:

●	Check or bank draft drawn on a U.S. bank payable to “American Stock Transfer & Trust Company, LLC, as Subscription Agent”; or

●	Wire transfer of immediately available funds directly to the account maintained by American Stock Transfer & Trust Company, LLC, as Subscription Agent. If you desire to make payment by wire transfer, please see the wire instructions on the reverse side of the Rights Certificate and on page [—] of the Prospectus.

All payments will be deemed to have been received by the Subscription Agent immediately upon receipt, provided that payment by uncertified check shall not be deemed to have been received until final clearance of such check. Payment received after the expiration of the Rights Offering, or any uncertified check which has not cleared by the expiration of the Rights Offering, will not be honored, and the Subscription Agent will return your payment to you, without interest or penalty, as soon as practicable.

3. Issuance of Common Stock

Stockholders whose shares are held of record by Cede or by any other depository or nominee on their behalf or their broker-dealers’ behalf will have any shares that they acquire credited to the account of Cede or the other depository or nominee. With respect to all other stockholders, shares will be issued in book-entry form The Company will not issue any stock certificates. Holders of record of Common Stock will receive a statement of ownership from the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, reflecting the shares of Common Stock that have purchased in the Rights Offering, shortly after the expiration of the Rights Offering.

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4. Sale or Transfer of Rights

The Rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your Rights to anyone.

5. Execution

a.	Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing on behalf of the registered holder and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

b.	Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

c.	Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you specify special delivery instructions.

6. Method of Delivery

The method of delivery of Rights Certificates and payment of the subscription payments to the Subscription Agent will be at the election and risk of the participating Rights holder, but if sent by mail it is recommended that such certificates and payments be sent by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment prior to 5:00 p.m., New York City time, on the Expiration Date. If you are a beneficial owner, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required certificates and payments are actually received by the Subscription Agent prior to the expiration of the Rights Offering. The Company is not responsible if your broker, custodian bank or other nominee fails to ensure that all required certificates and payments are actually received by the Subscription Agent prior to the expiration of the Rights Offering.

7. No Revocation

All exercises of Rights are irrevocable.

8. Special Provisions Relating to the Delivery of Rights Through DTC

In the case of Rights that are held of record through the Depository Trust Company (“DTC”), exercises of Rights may be effected by instructing DTC to transfer Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Rights subscribed for pursuant to the Rights by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Rights.

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